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Code of Ethics and Standards of Conduct

Effective December 1, 2022

Code of Ethics and Standards of Conduct Effective December 1, 2022

TABLE OF CONTENTS

A MESSAGE FROM OUR CEO	3

STANDARDS OF CONDUCT	4

WHO IS SUBJECT TO HARBOR’S CODE OF ETHICS?	5

SUMMARY OF REQUIREMENTS	6
Certification Requirements	6
Personal Trading and Reporting Requirements	6
PTA System	7
Reportable Accounts	7
Reportable Securities	9
Harbor-Sponsored Product Holdings	9
Personal Trading Preclearance Requirements	10
Initial and Annual Holdings Reports	10
Quarterly Transaction Reports	11
Duplicate Statements and Trade Confirmations	11
Short-Term Trading Restrictions	11
Prohibited Activities	12
Blackout Period	12
Additional Requirements for Registered Representatives	12
Additional Requirements for Investment Professionals	13

COMPLIANCE WITH HARBOR’S CODE OF ETHICS	15
Escalating Concerns	15
Waivers of the Code of Ethics	16
Confidentiality	16

MESSAGE FROM OUR CEO

We are privileged to be entrusted with the responsibility of managing our clients’ money. This is a serious responsibility. Our clients have placed their trust in us to help them achieve their investment goals. Saving for retirement, buying a first home, paying for a child’s college tuition are but some of the investment goals we are helping our clients to achieve.

We must earn our clients’ trust each and every day. We do that by demonstrating through our words and actions our commitment to acting in the best interests of our clients. I appreciate that it may not always be easy to place our clients’ interest ahead of our own personal interests. This is a commitment we must make not only to our clients but to each of our fellow Harbor employees if we are to be successful as a firm.

Our success as a firm depends on our ability to work together, collaboratively, as One Harbor. We are so much greater together than the sum of our individual parts. With that collective strength comes collective responsibility. Each of us must act with high ethical and professional standards every day so that we support our Harbor colleagues who are making the same daily commitment back to us. A misstep by one of us is felt by all of us.	The reputation of a thousand years may be determined by the conduct of one hour. ~ Japanese Proverb

That does not mean that mistakes will never be made. Unfortunately, they will occur even with the best of intentions. Our commitment to our clients and to each other also means that we will acknowledge when something has gone wrong, fix it to the best of our ability and then learn from it to avoid repeating that misstep in the future.

This Code of Ethics and Standards of Conduct (the “Code of Ethics”) is a formal policy to help guide our actions and describe the expectations that we keep for our fellow employees. It is important that each of us understand this Code of Ethics, agree to comply with its requirements, and uphold the ideals that are the foundation of Harbor.

Thank you for your continual efforts and service to our clients. Your acting with integrity will contribute to our future success.

Sincerely,

Charles F. McCain

Chief Executive Officer

STANDARDS OF CONDUCT

The Code of Ethics applies to all employees and officers of Harbor Capital Advisors, Inc. (“Harbor Capital”), and its subsidiaries: Harbor Funds Distributors, Inc. (“HFD”), Harbor Trust Company, Inc., and Harbor Services Group, Inc. (collectively, “Harbor”).

Our business is highly regulated, and we are committed as a firm to act with integrity and in accordance with both the letter and the spirit of the law.

The fundamental position of Harbor is, and has been, that each of our employees owes a fiduciary duty to the clients of Harbor to place the interests of those clients above the employees’ own interests. All employees must conduct their activities and carry out their responsibilities at all times in accordance with the following standards:

•

Client interests must come first. Each employee will place at all times the interests of each client of Harbor first. In particular, each employee must avoid serving his or her own personal interests ahead of the interests of Harbor clients.

•	Each employee must avoid any situation involving an actual or potential impropriety with respect to his or her duties and responsibilities to Harbor clients.

•

No employee will take advantage of his or her position of trust and responsibility at Harbor and must avoid any situation that might compromise or call into question his or her exercise of full independent judgment in the best interests of Harbor clients.

Several other policies exist to ensure Harbor and its employees are held to the highest ethical standards, including:

•  Conflicts of Interest

•  Gifts, Entertainment, Anti-Bribery and FCPA

•  Insider Trading

•  Outside Business Activities

•  Political Contributions

•  Avoid violations of the federal securities laws. No employee will engage in any act, practice or course of conduct that would violate any applicable federal securities laws[1].

Harbor’s policies reflect its desire to detect and prevent not only situations involving actual or potential conflict of interests, but also those situations involving an appearance of conflict or of unethical conduct. Harbor’s business is one dependent upon public confidence. The mere appearance or possibility of doubtful loyalty is as important to avoid as actual disloyalty itself. The appearance of impropriety could tarnish Harbor’s name and damage its reputation to the detriment of all those with whom we do business.

[1]

Federal securities laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to investment advisers and investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

WHO IS SUBJECT TO HARBOR’S CODE OF ETHICS?

Permanent employees and interns of Harbor are subject to all requirements and responsibilities underlined in the Code of Ethics.

Temporary personnel (excluding interns) and consultants whose tenure with Harbor exceeds 60 consecutive days and who have access to Harbor’s systems and network are subject to the Code of Ethics.

Independent Trustees2 and Executive Directors of Harbor Capital not employed or compensated by Harbor are excluded from the “Personal Trading and Required Reporting” under this Code of Ethics.

Adherence to the Code of Ethics is a basic condition of employment. Failure to adhere to our Code of Ethics may result in disciplinary action, including termination of employment.

[2]

The term “independent trustee” refers to any trustee of Harbor Funds and Harbor ETF Trust (each a “Trust” and together the “Trusts”) that is unaffiliated with Harbor Capital. The term “independent trustee” will mean a trustee of a Trust who is not an “interested person” of such Trust within the meaning of Section 2 (a) (19) of the 1940 Act. Refer to the “Code of Ethics for Harbor Trusts” for more information.

SUMMARY OF REQUIREMENTS

Below is a summary of certifications, personal trade reporting, and preclearance requirements. These items are further described in this Code of Ethics.

Certification Requirements

Upon Hire	Quarterly	Annually

Due within 10 days of start date

•  Initial Holdings of Reportable Securities (including holdings as of a date not more than 45 days prior to the date of hire)

•  Reportable Accounts Certification

•  Code of Ethics Certification

	Due within 30 calendar days after each quarter end • Quarterly Transactions Report • Reportable Accounts Certification • Code of Ethics Certification	Due within 45 calendar days after calendar year end • Annual Holdings Certification •

Personal Trading and Reporting Requirements3

	Reporting Requirements			Personal Trading Requirements[4]
	Initial Holdings	Quarterly Transactions	Annual Holdings	Duplicate Statements & Confirms	Preclearance	30 Day Holding Period
Security Type
Stocks, Bonds & Notes	Y	Y	Y	Y	Y	Y
ETFs[5]	Y	Y	Y	Y	N	Y
Options	Y	Y	Y	Y	Y	Y
Affiliated Mutual Funds[6]	Y	Y	Y	Y	N	Y
Non-Affiliated Mutual Funds	N	N	N	N	N	N
Closed-End Funds	Y	Y	Y	Y	Y	Y
Money Market Funds	N	N	N	N	N	N
IPO’s	N/A	Y	Y	Y	Y	Y
Private Securities	Y	Y	Y	Y	Y	Y
Account Type
Managed Account	Y	Y	Y	Y	Exempt	Exempt
Wrap Sponsored Program	Y	Y	Y	Y	Exempt	Exempt
Non-Reportable i.e., 529 Plans	Exempt	Exempt	Exempt	Exempt	Exempt	Exempt

[3]

Employees who are also Registered Representatives associated with HFD have an additional preclearance requirement pursuant to FINRA Rule 3210 related to the opening of an account at a Financial Institution and should refer to the “Reportable Accounts” section for more information.

[4]	Employees who are Investment Professionals are subject to additional personal trading requirements as described under section “Additional Requirements for Investment Professionals”.
[5]	Non-Affiliated and Harbor ETFs
[6]	No reporting is required if account is directly held with Harbor under your SSN or through a Harbor retirement account.

PERSONAL TRADING AND REQUIRED REPORTING

PTA System

FIS Protegent Personal Trading Assistant (PTA System) is the software utilized by Harbor to administer Harbor’s Code of Ethics.

The Designated COE Officers are identified on the home page of the PTA System.

Reportable Accounts

You are required to report all investment accounts with which you, your spouse, domestic partner, child, or any other immediate family member (living in the same household) have beneficial ownership or interests. Reportable Accounts include, but are not limited to, any account held at a broker-dealer or bank in which any securities are or could be held for the employee’s direct or indirect benefit. A Reportable Account can exclusively hold non-reportable securities. Even if you choose to only invest in non-reportable securities, if your account has the ability to hold reportable securities as later described in this Code of Ethics, the account would be deemed a Reportable Account. Examples of Reportable Accounts are identified below:

Reportable	Non-Reportable

• A brokerage account	• A direct mutual fund account

• A former 401(k) account that holds Reportable Securities	• A former 401(k) account that holds only mutual funds

• An IRA established at a broker-dealer or bank	• An IRA established directly with a mutual fund company and the investments are limited to such mutual fund company’s offerings
• A transfer agent account (e.g., Computershare) that holds Reportable Securities

• A brokerage account that holds only mutual funds	• A cash savings account

• A Wrap Account	• A money market account

• An employee stock compensation account	• A cryptocurrency account (e.g., Bitcoin wallet)

• A Managed Account (requires approval)	• A 529 college savings plan

• An account that may hold Affiliated Mutual Funds	• A Non-Controlled Account[7]

• A Fidelity BrokerageLink® self-directed brokerage account that you have added to your Harbor 401(k) account

[7]

A Non-Controlled Account is an account which you may be presumed to have beneficial ownership of but you have (i) no direct or indirect influence or control over the account, and (ii) you are not consulted and do not have any input on specific transactions placed in the account prior to execution.

Account Exemptions

A Managed Account is a fully discretionary account opened or maintained by you (or immediate family member living in the same household) for which a broker, investment adviser, bank, etc., exercises sole investment discretion. You (or immediate family member) may not be consulted or have any input on specific transactions placed in the account prior to execution. A Managed Account may be exempted from the Code of Ethics’ preclearance requirements and 30-day short-term trading restriction upon written request and approval by a Designated COE Officer, the Chief Compliance Officer, or General Counsel.

An asset allocation account or wrap sponsored program (“Wrap Account”) by a financial institution such as a broker-dealer or bank where all investment and trading decisions are made by the program sponsor in accordance with a pre- determined asset allocation model (i.e., a hard coded model program) and the employee (or family member to the extent the employee is the beneficial owner of those shares) has no discretion over the particular investments selected or trades placed. A Wrap Account may be exempted from the Code of Ethics’ preclearance requirements and 30-day short-term trading restriction upon written request and approval by a Designated COE Officer, the Chief Compliance Officer, or General Counsel.

Reportable Securities

Reportable Securities include:	Reportable Securities DO NOT include:

•  Stocks (common and preferred) or other equity securities, including any security convertible into equity securities

•  Bonds and Notes

•  Exchange-Traded Funds (ETFs)

•  Depositary Receipts

•  Derivatives, including options and futures

•  Closed-End Funds

•  Real Estate Investment Trusts (REITs)

•  Voluntary Corporate Actions

•  Private Securities Transactions

•  Limited Partnerships and Limited Liability

•  Company interests

•  Warrants and Rights

•  Affiliated Mutual Funds

•  Harbor-Sponsored Products

•  Initial Public Offering (IPO) investments

•  Initial Coin Offerings (ICOs) and Virtual Tokens

•  Shares of non-affiliated open-end mutual funds

•  Direct obligations of the U.S. Government

•  Shares of money market funds

•  Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality debt instruments, including repurchase agreements

•  Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Mutual Funds

•  Cryptocurrencies

Harbor-Sponsored Product Holdings

Ownership of shares or interests in a Harbor-Sponsored Product in any account held directly on Harbor’s books and records or directly within a Harbor-sponsored retirement or employee benefit plan are not required to be reported under this Code of Ethics (shares or interests of Harbor-Sponsored Products held within a Fidelity BrokerageLink account connected to your Harbor 401(k) account are reportable). The ownership of shares or interests in a Harbor-Sponsored Product that is held directly on Harbor’s books and records or directly within a Harbor-sponsored retirement or employee benefit plan are monitored by the Legal and Compliance Team. Reporting in the PTA System is required for any other type of account that may invest in a Harbor-Sponsored Product, which could include, for example, a spouse’s 401(k) plan or a former employer’s 401(k) plan.

Personal Trading Preclearance Requirements

Preclearance is required prior to trading into or out of Reportable Securities, unless an exception applies. Requests for preclearance are required to be entered in the PTA System. If your request has been approved or denied, you will receive immediate notification and are	Preclearance Window Once approved, a preclearance is valid 1 business day, the day of the request.
only permitted to transact if your preclearance has been approved. A preclearance approval is valid for one (1) day, the day of request, (the “Preclearance Window”). If you do not execute your transaction within the Preclearance Window, an additional preclearance request must be submitted and approved prior to trading. If your preclearance request is denied, you are prohibited from buying or selling such security.

Note: Participation in IPOs and private securities transactions also require preclearance approval by a Designated COE Officer and will be considered on a case-by-case basis.

Caution on short sales, margin transactions, and options
You may engage in short sale, margin transactions, and may purchase or sell options provided you receive preclearance. Please note, however, that these types of transactions are complex and can have unintended consequences. For example, any sale by your broker to cover a margin call or to buy in a short position will be in violation of the Code of Ethics unless precleared. Likewise, any volitional sale of securities acquired at the expiration of a long call option will be in violation of the Code of Ethics unless precleared. A non-volitional exercise or expiration of options on securities does not require preclearance. You are responsible for ensuring any subsequent volitional actions relating to these types of transactions meet the requirements of the Code of Ethics.

Preclearance Exceptions

•	ETFs

•	Dividend reinvestment plans

•	Non-volitional transactions

•	Holdings acquired through an Automatic Investment Plan

•	Transactions in an Exempt Account, i.e., Managed Accounts, Wrap, Non-Controlled

Initial and Annual Holdings Reports

You must disclose all Reportable Accounts and all Reportable Securities you hold within 10 calendar days after you begin employment at or association with Harbor. You will be required to review and update your holdings and securities account information annually thereafter.

For initial holdings reports, holdings information must be current as of a date no more than 45 days prior to the date you became covered by the Code of Ethics. Please note that you cannot make personal trades until you have filed an initial holdings report via the PTA System.

For subsequent annual reports, holdings information must be current as of a date no more than 45 days prior to the date the report is submitted. Please note that your annual holdings report must account for both volitional and non-volitional transactions.

At the time you file your intial and annual reports, you will be asked to confirm that you have read and understand the Code of Ethics.

New employees that fail to submit their initial certifications and initial holdings report within 10 calendar days of employment start date are prohibited from engaging in any transactions until such report is completed.

Quarterly Transaction Reports

You must submit a quarterly transaction report no later than 30 calendar days after each quarter end via the PTA System, even if you did not make any personal trades during that quarter. In the reports, you must either confirm that you did not make any personal trades (except for those resulting from non-volitional events) or provide information regarding all volitional transactions in Reportable Securities.

Non-volitional transactions include:

• Investments made through automatic dividend reinvestment or rebalancing plans and stock purchase plan acquisitions

• Transactions that result from corporate actions applicable to all similar security holders (such as splits, tender offers, mergers, and stock dividends)

Duplicate Statements and Trade Confirmations

You are required to provide Harbor with duplicate copies of confirmations and periodic statements for all Reportable Securities transactions and Reportable Accounts. It is your responsibility to direct your broker to deliver duplicate confirmations and statements to Harbor. This applies to all accounts with Reportable Securities, including Managed Accounts. Certain brokers provide Harbor with brokerage account data directly to our PTA System on a daily basis, referred to as an electronic feed. Submission of transactions and holdings to Harbor via an electronic feed into the PTA System satisfies this duplicate copies requirement.

Short-Term Trading Restrictions

Reportable Securities are subject to a 30-day holding period. Transacting in a Reportable Security requires it to be held for at least 30 calendar days prior to requesting to sell. Purchase date is considered calendar day 1 and the holding can be sold on calendar day 31. Conversely, if you have sold a Reportable Security in the last 30 calendar days, you will be prohibited from purchasing the security again until the 30 calendar days has lapsed. The short-term trading restriction does not apply to the following:

Short-Term Trading Exceptions

•	Dividend reinvestments

•	Non-volitional transactions

•	Transactions in an Automatic Investment Plan

•	Transactions in an Exempt Account, i.e., Managed Accounts, Wrap Account

Prohibited Activities

Transactions in any security while in possession of material non-public information are strictly prohibited. Such transactions are unethical and illegal. Refer to Harbor’s Insider Trading policy for further information.

Blackout Period

An employee may not, directly or indirectly, purchase or sell any security or equivalent security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days after a client has purchased or sold such security.

FINRA Rule 3210 & 3280 Compliance

Registered Representatives of HFD, under Rule 3210, are required to obtain approval prior to opening an account with a FINRA broker-dealer or other Financial Institution in which reportable securities transactions (as described in this Code) can be effected and in which the Registered Representative has beneficial interest.

Registered Representatives of HFD, under Rule 3280, are required to obtain approval from their supervisory principal prior to engaging in a private securities transaction.

Additional Requirements for Registered Representatives

Reportable Accounts

Employees who are Registered Representatives associated with HFD, have a preclearance requirement related to opening an account at a Financial Institution8. Registered Representatives of HFD are required to obtain the written consent of HFD prior to opening an account with a FINRA broker-dealer or other Financial Institution in which reportable securities transactions can be effected and in which the Registered Representative has beneficial interest.

[8]

A Financial Institution includes, for purposes of FINRA Rule 3210, any broker-dealer registered under the Securities Exchange Act of 1934, any domestic or foreign broker-dealer that is not a member of FINRA, investment adviser, bank, insurance company, trust company, credit union, and investment company.

On the PTA System dashboard, there is an approval request form, “Registered Rep Request to Open/Maintain Account(s),” to complete for existing accounts (new hires or new Registered Representatives) and approval for a new account (existing Registered Representatives).

Once an account is approved in the PTA System, you are required to provide written notice to the FINRA broker-dealer or other Financial Institution of your association with HFD. In the case of a new hire or an existing employee becoming a Registered Representative of HFD, the Registered Representative must provide written notice to the FINRA broker-dealer or other Financial Institution of your association with HFD within 30 calendar days of becoming associated with HFD.

Private Securities Transactions

Registered Representatives associated with HFD, are also required to preclear and obtain approval from their supervisory principal and the Legal and Compliance Team prior to engaging in a Private Securities Transactions. Preclearance for Private Securities Transactions can be made by submitting a personal trade request via the PTA System and answering “yes” to the Private Offering field of the preclearance form.

Registered Representatives should also refer to HFD’s Private Securities Transactions policy for more detailed information around the requirements related to Rule 3280.

Additional Requirements for Investment Professionals

Investment Professionals are employees who, in connection with their regular functions or duties, have portfolio management responsibilities, have direct authority to buy or sell securities in a client account, or assists operationally with the execution of such transactions in a client account. Investment Professionals are required to adhere to additional personal trading rules and restrictions related to the products by which they have these additional responsibilities. However, as no set of rules can anticipate every situation, you must remember to place our clients’ interests first whenever you transact in securities that are also held in client accounts you manage.

Investment Professional Blackout Period

An Investment Professional may not, directly or indirectly, purchase or sell any security or equivalent security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after any client has purchased or sold such security.

If you anticipate receiving a cash flow or redemption request in a client portfolio that will result in the purchase or sale of securities that you also hold in your personal account, you should take care to avoid transactions in those securities in your personal account in the days leading up to the client transactions. However, unanticipated cash flows and redemptions in client accounts and unexpected market events do occur from time to time, and a personal trade made in the prior 7 days should never prevent you from buying or selling a security in a client account if the trade would be in the client’s best interest. If you find yourself in that situation and need to buy or sell a security in a client account within the 7 calendar days following your personal transaction in a security of the same issuer, you should attempt to notify a Designated COE Officer or the Chief Compliance Officer in advance of placing the trade. If you are unable to reach any of those individuals and the trade is time sensitive, you should proceed with the client trade and notify a Designated COE Officer or the Chief Compliance Officer promptly after submitting it.

Short Sales by an Investment Professional

An Investment Professional may not personally take a short position in a security of an issuer in which he or she holds a long position in a client account.

COMPLIANCE WITH HARBOR’S CODE OF ETHICS

The Legal and Compliance Team is responsible for monitoring compliance with the Code of Ethics. Members of the Legal and Compliance Team will periodically request certifications and review holdings and transaction reports for potential violations. They may also request additional information or reports.

It is our collective responsibility to uphold the Code of Ethics. In addition to the formal reporting requirements described in this Code of Ethics, you have a responsibility to report any violations of the Code of Ethics. If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code of Ethics, or become aware of a violation of the Code of Ethics by another individual, you should consult the Chief Compliance Officer, General Counsel, or a Designated COE Officer.

Potential violations of the Code of Ethics will be investigated and considered by a Designated COE Officer and/or members of the Legal and Compliance Team. All violations of the Code of Ethics will be reported to the Chief Compliance Officer. Violations are taken seriously and may result in sanctions or other consequences, including:

•	A warning

•	Referral to your direct manager and/or Department Head

•	Reversal of a trade and/or disgorgement of profits

•	A limitation or restriction on personal investing

•	Termination of employment

•	Referral to civil or criminal authorities

If you become aware of any potential conflicts of interest that you believe are not addressed by our Code of Ethics or other policies, please contact the Chief Compliance Officer or General Counsel. You also have the right to report violations of law or regulation directly to relevant government agencies. You do not need Harbor’s prior authorization to make any such report or disclosures and are not required to notify Harbor that you have done so.

Escalating Concerns

Harbor strives to create a “speak up” culture and encourages its employees to come forward with any compliance concerns. Harbor has adopted a Whistleblowing policy to facilitate the reporting of compliance concerns by providing an open and transparent environment in which employees feel safe to “speak up” through (i) multiple accessible channels to report compliance concerns in good faith and free from the risk of retaliation; and (ii) procedures to ensure that compliance concerns are investigated promptly, fairly and in accordance with legal obligations.

The Whistleblowing policy outlines the steps employees should take to report any compliance concern that they reasonably believe, or suspect have taken place or are taking place involving Harbor.

Waivers of the Code of Ethics

Determinations as to the meanings and effects of this Code of Ethics may be made by the Chief Compliance Officer and/or General Counsel in the event of a dispute or matter of interpretation.

If necessary, after consultation with Harbor Capital’s Chief Executive Officer and General Counsel, the Chief Compliance Officer may waive any requirement of this Code of Ethics if the Chief Compliance Officer finds that such a waiver: (i) is necessary to alleviate hardship and is otherwise appropriate under all facts and circumstances; (ii) will not be inconsistent with objectives of this Code of Ethics; (iii) will not adversely affect the interests of Harbor clients; (iv) does not violate applicable law; and (v) is not likely to allow a securities transaction or conduct that would violate applicable laws or regulations.

Waivers will be granted only in rare instances and must be in writing.

Confidentiality

All information obtained from any employee hereunder will be kept in strict confidence by Harbor, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission, or any other regulatory or self-regulatory organization, to the extent required by law or regulation.